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                                                                     EXHIBIT C-1


                                                    [CONECTIV LOGO]

For immediate release
July 15, 1999

For more information, call
Betty Kennedy (609) 625-5567

                    CONECTIV RESTRUCTURING DECISION ANNOUNCED

Mays Landing, N.J. - Conectiv Executive Vice President Tom Shaw said the decision made today by the Board of Public Utilities regarding the company's restructuring proposal benefits New Jersey customers with rate reductions beginning Aug. 1 and sets the stage for real competition to develop.

"The announced Board ruling appears to balance the interests of our customers, shareholders and employees," said Shaw. "We realize that the mandated rate reductions and increase in the shopping credit allowance are a part of the series of challenges that our company must meet as our industry becomes fully competitive."

"We believe the ruling gives us the framework to successfully meet those challenges," he added.

The BPU decision includes a revamping of Conectiv's 10-percent rate reduction and an increase in the residential shopping credits. Both were previously negotiated with groups representing the interests of New Jersey business consumers, non-regulated generators and retail power suppliers.

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The Board mandated an initial 5-percent rate reduction effective August 1, at least an additional 2-percent rate reduction by Jan. 1, 2001, and 3 percent by August 1, 2002, totaling 10 percent within three years. The rate reductions must be sustained through July 31, 2003. Combined with the gross receipts and franchise tax reduction, customer rates will be reduced by approximately 15 percent within four years. It is estimated the initial rate reduction will result in about a $50 million reduction in revenues.

"With this Board decision, the path of the electric utility industry restructuring is clearer. This clarity should help Conectiv go forward to implement its overall business strategy. We believe the successful implementation of that strategy and the continued effort of our management and workforce to look for ways to cut costs and increase productivity should enable us to overcome the loss of revenue," Shaw said.

"We are committed to providing our customers these significant savings, while maintaining safe, reliable, quality service," he added.

The BPU established shopping credits higher than those proposed in the settlement. The BPU ruling establishes average shopping credit "floors" of 5.27 cents per kilowatt hour effective Aug. 1, 1999, 5.31 cents in 2000, 5.37 cents in 2001, 5.42 in 2002 and 5.48 in 2003. These shopping credits will be the highest in New Jersey; in addition they may increase based on the market price of energy.

"While customers will be able to shop for their energy suppliers, Conectiv will continue to deliver that energy, maintain the wires and poles, and provide emergency service," said Shaw.


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The ruling allows Conectiv to fully recover approximately $800 million of stranded costs associated with the non-utility generation contracts. Conectiv announced in May that it would divest its base-load generating facilities. The stranded cost associated with the generation stations to be sold, previously estimated to be about $400 million, will be determined through the sale and also will be fully recoverable.

The company will transfer its remaining New Jersey generation to an unregulated subsidiary, and if those facilities are sold within the four-year transition period, net gains will be shared by customers and shareholders.

In addition, the Board's decision supports full securitization of stranded costs associated with restructuring or buyout of non-utility generating contracts and the divested generation.

Conectiv, formed through the merger involving Atlantic Energy, Inc. and Delmarva Power & Light Company, is the parent company for Conectiv Power Delivery, a regulated energy provider that provides electric service to almost 1 million customers, including 480,000 in southern New Jersey.

FORWARD-LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act") provides a "safe harbor" for forward-looking statements to encourage such disclosures without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful, cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Forward-looking statements have been made in this Press Release. Such statements are based on beliefs of Conectiv's (the "Company's") management ("Management") as well as assumptions made by and information currently available to Management. When used herein, the words "will," "anticipate," "estimate," "expect," "objective," and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:


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deregulation of energy supply and telecommunications; the unbundling of delivery services; and increasingly competitive energy and telecommunications marketplace; results of any asset dispositions; sales retention and growth; federal and state regulatory actions; future litigation results; cost of construction; operating restrictions; increased costs and construction delays attributable to environmental regulations; nuclear decommissioning and the availability of reprocessing and storage facilities for spent nuclear fuel; and credit market concerns. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing list of factors pursuant to the Litigation Reform Act should not be construed as exhaustive or as admission regarding the adequacy of disclosures made prior to the effective date of the Litigation Reform Act.

                                www.conectiv.com

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